Exhibit 8.1

ATTORNEYS • CIVIL LAW NOTARIES • TAX ADVISERS

P.O. Box 7113
1007 JC Amsterdam
Beethovenstraat 400	Amsterdam, 22 October 2021.
1082 PR Amsterdam
T +31 20 71 71 000	To the Company
F +31 20 71 71 111

Ladies and Gentlemen:

We have acted as tax counsel as to Dutch law to the Company in connection with the Offering. This opinion letter is rendered to you in order to be filed with the SEC as an exhibit to the Registration Statement.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A to this opinion letter. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document reviewed by us.

In rendering the opinion expressed in this opinion letter, we have reviewed and relied upon a draft of the Registration Statement. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of the tax laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today's date and as presently interpreted under published authoritative case law of the Dutch courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Dutch or European law, other than the tax opinion below. . No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Dutch law subsequent to today's date. We do not purport to opine on the consequences of amendments to the Registration Statement subsequent to the date of this opinion letter.

Amsterdam	The opinion expressed in this opinion letter is to be construed and interpreted in accordance with Dutch tax law. The competent courts at Amsterdam, the Netherlands, have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter. Any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Dutch law and shall be subject to the general terms and conditions of NautaDutilh. Any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under NautaDutilh's insurance policy in the matter concerned. No person other than NautaDutilh may be held liable in connection with this opinion letter.
Brussels
London
Luxemburg New York Rotterdam	This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.'s general terms and conditions (see https://www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

In this opinion letter and in the Dutch Tax Summary, legal and tax concepts are expressed in English terms. The Dutch legal and tax concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Dutch legal and tax concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.	the Registration Statement has been or will be declared effective by the SEC in the form reviewed by us; and

b.	The place of effective management of the Company is in Germany, and not in the Netherlands, and the Company will therefore be a tax resident of Germany under German national tax law.

Based upon and subject to the foregoing and subject to any matters, documents or events not disclosed to us, we express the following opinion:

Dutch Tax Summary

The Dutch Tax Summary constitutes our opinion and we hereby confirm that with respect to matters of Dutch tax law referred to therein, it is accurate and set forth in full..

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and also consent to the reference to NautaDutilh in the Registration Statement under the caption "Legal Matters". In giving this consent we do not admit or imply that we are a person whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

Sincerely yours,

/s/ NautaDutilh N.V.
NautaDutilh N.V.

EXHIBIT A

LIST OF DEFINITIONS

"Commercial Register"	The Dutch Commercial Register (handelsregister).

"Company"	Sono Group N.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), registered with the Commercial Register under number 80683568.

"Dutch Tax Summary"	The statements contained in the Registration Statement under the caption "Material Dutch Tax Considerations".

"NautaDutilh"	NautaDutilh N.V.

"the Netherlands"	The European territory of the Kingdom of the Netherlands and "Dutch" is in or from the Netherlands.

"Offering"	The offering of Ordinary Shares as contemplated by the Registration Statement.

"Ordinary Shares"	Ordinary shares in the Company's capital, with a nominal value of EUR 0.06 each.

"Registration Statement"	The Company's registration statement on Form F-1 filed or to be filed with the SEC in connection with the Offering in the form reviewed by us.

"SEC"	The United States Securities and Exchange Commission.